Exhibit 99.1

TRANS WORLD ENTERTAINMENT CORPORATION
Contact:	John Sullivan
Executive Vice President and Chief Financial Officer

(518) 452-1242 ext. 7400

THE MWW GROUP
Contact:	Kimberly Storin (kstorin@mww.com)
Investor Relations Counsel
(212) 704-9727

TRANS WORLD ENTERTAINMENT REPORTS A 4% COMPARABLE STORE
SALES INCREASE FOR THE HOLIDAY SEASON

Holiday Sales Increase 10% to $325 million

Albany, NY, January 7, 2004 – Trans World Entertainment Corporation (Nasdaq National Market: TWMC), a leading retailer of entertainment products, today reported a comparable store sales increase of 4% for the five-week period ended January 3, 2004.  Total sales for the five-week period increased 10% to $325 million compared to $295 million for the same period last year.  For the nine-week period ended January 3, 2004, comparable store sales also increased 4%. Total sales for the nine-week period were $451 million compared to $406 million for the same period last year, an increase of 11%. The Company operated 934 stores this year compared to 889 stores last year.

“Our solid sales performance during the holiday season was in line with our expectations and showed steady improvement,” commented Robert J. Higgins, Chairman and Chief Executive Officer of Trans World Entertainment. “Improving trends in the music category, the continued growth of DVD, improved customer service, and focus on branding the Company as a ‘total entertainment destination,’ combined with our recent strategic acquisitions have Trans World positioned for a second consecutive quarter of increased comparable store sales.”

For the eleven-month period ended January 3, 2004, comparable store sales increased 1%. Total sales for the period increased 3% to $1.240 billion compared to $1.204 billion during the same period last year.

Mr. Higgins continued, “This year’s holiday sales came in at the high-end of our expected range. Therefore, we are raising our earnings estimate for the fourth quarter of 2003 to $0.75 to $0.80 per share from our previous guidance of $0.73 to $0.76 per share.”

Trans World will host a teleconference call today, Wednesday, January 7, 2004, at 10:00 AM ET to discuss the holiday sales results. Interested parties can listen to the simultaneous webcast on the Company’s corporate website, www.twec.com.

Trans World Entertainment is a leading specialty retailer of music and video products. The Company operates over 900 retail stores in 47 states, the District of Columbia, the U.S. Virgin Islands, Puerto Rico and e-commerce sites, www.fye.com and www.wherehouse.com. In addition to its mall locations, operated primarily under the FYE brand, the Company also operates freestanding locations under the names Coconuts Music and Movies, Strawberries Music, Wherehouse, CD World, Spec’s and Planet Music.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements.  Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.